UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PERSUANT PURSUANT TO

REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

December 31, 2017

NY RESIDENTIAL REIT, LLC

(Exact name of issuer as specified in its charter)

File No. 024-10680

Delaware	81-4685796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

510 Fifth Avenue

3rd Floor

New York, NY 10036

(646) 930-4503

(Address and telephone number of principal executive offices)

NY Residential REIT, LLC and Subsidiaries

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

In this report, the term “NY Residential REIT,” “we,” “us,” “our” or “the company” refers to NY Residential REIT, LLC.

Item 1. Business

The Company

NY Residential REIT, LLC, a Delaware limited liability company, was formed on December 12, 2016 for the purpose of acquiring residential properties in the borough of Manhattan in New York City. We expect to invest in or acquire residential properties in Manhattan including condominium and cooperative, or co-op, interests, single-family homes or multifamily properties, which we collectively refer to as our targeted investments.

We intend to conduct substantially all of all business through our operating partnership, NY Res REIT LP, a Delaware limited partnership. We intend to elect to qualify and be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2018.

Compound NY, LLC, our Manager, manages our day-to-day operations. Our Manager is a wholly owned subsidiary of our sponsor, Compound Asset Management, LLC. Experienced real estate professionals, acting through our Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital.

Investment Strategy and Objectives

We intend to focus on the sector that complements our executive officers’ and our advisory board’s expertise in the acquisition and management of real estate. We further intend to capitalize on the ability of our Manager to source, evaluate, negotiate, structure, close and manage acquisitions of residential properties in Manhattan.

We intend to focus on acquiring properties that we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning, those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. We will also seek to generate cash flow through the leasing of properties to residential tenants. Our primary investment objectives are to:

  preserve, protect and return invested capital; and
  realize cash flow and capital appreciation in the value of our investments over the long term.

We expect to use substantially all the net proceeds from our offering to acquire properties that are appropriate for our investment strategy and our investment objectives, including:

  Acquiring or investing in properties in need of large-scale or cosmetic renovation.
  Acquiring or investing in properties encumbered by existing tenancy.
  Acquiring or investing in properties quickly from sellers with timing restrictions.
  Acquiring or investing in bulk condominium and co-op units.
  Acquiring or investing in condominium units in advance of completion.

Our Acquisition Targets

Our Manager is actively pursuing one or more acquisition opportunities for us. We have not entered into binding commitments with respect to any of these properties, and the pricing and terms of such transactions are subject to negotiation and ongoing due diligence and, therefore, we do not believe any of these transactions are probable as of December 31, 2017. All of these properties are currently owned by unaffiliated third parties. Facilitating any acquisition under evaluation into a binding commitment with the seller is influenced by many factors including the existence of other competitive bids, the satisfactory completion of due diligence, regulatory or lender or other approvals, if required and in some cases is subject to our arranging for mortgage debt for the acquisition. Accordingly, there can be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any such property on the terms currently anticipated, or at all, and we cannot predict the timing of any potential acquisitions if any are completed.

Our Investment Process

Sourcing and Initial Screening

Through their extensive industry experience, our Manager and our advisory board have built a network of relationships from which to source investment opportunities in New York City. These relationships are focused on residential real estate, and include owners, property managers, developers, leasing and investment sales brokers, financiers, lenders, institutional investors, lawyers and accountants. These broad connections are expected to help source not only marketed transactions, but also potential transactions outside of a competitive bid environment. If a property meets our criteria, including our current risk adjusted return hurdle, we intend to proceed further into our investment process.

Underwriting and Analysis

We intend to first focus on the property level, the neighborhood and finally the target market overall. Our Manager will create a preliminary underwriting that analyzes the asset’s price per square foot, replacement cost, capitalization rate, and projected internal rate of return. In particular, our Manager intends to focus on tenancy, market rents, expenses and taxes. Our Manager will review the expected capital expenditures and their impact on cash flows. If we expect to use non-recourse secured debt, our Manager will analyze the appropriate loan to value, debt service coverage ratio and current market terms to determine the optimal capital structure, both for the property itself and our balance sheet.

On the neighborhood and target market levels, our Manager will focus on current vacancy rates, rental growth, tenant demand and recent market sale and lease comparables. Our Manager also expects to review submarket and market employment drivers and other demographic drivers.

Due Diligence and Closing

Our Manager will undertake a detailed approach to due diligence. In most cases, we expect our Manager to engage legal counsel to review title, insurance and local regulatory compliance and complex leases. A third-party consultant may be retained to provide a physical/structural report, updated ALTA survey and any other applicable inspections as needed. As part of the physical report, our advisory board will review its capital cost estimates versus the engineer’s projected capital needs. In addition, we intend to typically perform additional property inspections and tenant interviews. Once due diligence is complete, we will present the findings and final underwriting to our advisory board or our Manager, as applicable.

Asset and Property Management

Our Manager will make all operating and leasing decisions on our properties. We intend to review our property performance quarterly and make changes as conditions warrant. This review will generally include operational statistics, collections, market trends, significant lease rollovers, marketing strategy and capital improvements. In particular, the asset’s capital expenditures and insurance will be closely monitored in order to mitigate large risks across the portfolio.

Services Provided By Our Advisory Board Members

We expect that members of our advisory board will provide services to our company in addition to their roles as advisors to the company on an as-needed basis with such rates of compensation as may be mutually agreed upon. Our advisory board members are incentivized to recommend their own services (or actions that otherwise may financially benefit them) and to maximize their estimation of our need for such services or actions which otherwise benefit them, and as a result, they face conflicts of interest. See “Risk Factors—Risks Related to Conflicts of Interest— Our advisory board members are incentivized to recommend their own services (or actions that otherwise may financially benefit them) and to maximize their estimation of our need for such services or actions which otherwise benefit them, and as a result, they face conflicts of interest.”

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous other REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Our Financing Strategy

We may use moderate leverage to enhance total cash flow and capital appreciation to our shareholders.

We may obtain a line of credit or other financing that will be secured by one or more of our assets. We will consider a number of factors when evaluating the company’s aggregate level of indebtedness and making financial decisions, including, among others, the following:

•       the interest rate of the proposed financing;

•       the extent to which the financing impacts the flexibility to manage the properties;

•       prepayment penalties, defeasance and restrictions on refinancing;

•       our long-term objectives with respect to the financing;

•       the ability of the property to generate cash flow sufficient to cover budgeted capital expenditures, ongoing maintenance and expected debt service payments;

•       our overall level of consolidated indebtedness;

•       timing of debt maturities;

•       provisions that require recourse;

•       company-level credit ratios; and

•       the overall ratio of fixed- and variable-rate debt.

Stock Listing or Quotation

There is presently no public market for our common shares. Prior to the completion of the offering, we intend to apply to list our common shares on the NASDAQ or the NYSE under the symbol “NYCR”. If we apply to list our common shares on the NASDAQ or the NYSE, there is no guarantee that we will meet the listing standards of either organization. We are not currently structured to comply with such listing standards. In order to apply for listing, we would need to materially change our corporate governance. Among other changes, material changes would include establishing a board of directors with a majority of independent directors and setting up audit, nominating/corporate governance and compensation committees, each populated by independent directors and governed by a charter. Under our operating agreement, our Manager may effect any of or all these changes at any time in its sole discretion.

Our Policies with Respect to Further Capital Raises

If our Manager determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of the company or by a combination of these methods. If our Manager determines to raise additional equity capital in respect of the company, it has the authority, without shareholder approval, to authorize us to issue additional common shares or other classes of shares of the company, including preferred shares, in any manner (including in exchange for cash or property) and on such terms and for such consideration as it deems appropriate, at any time.

Staffing

The company is managed by our Manager. All our officers are employees of our Manager. Our officers will receive compensation for their services, including services performed for us on behalf of our Manager, from our sponsor.

Legal Proceedings

Neither we nor our Manager are currently subject to any legal proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in the offering circular and the amendments and supplements thereto. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the offering circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Results of Operations

We were formed on December 12, 2016 and, as of December 31, 2017, we had not commenced operations. We will not commence any significant operations until we have raised $1,000,000 (including from persons who are affiliated with us or our sponsor).

For the fiscal year ended December 31, 2017, we had operating expenses of $18,483 which consisted of offering expenses related to the Company’s offering of its common shares. Organization and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organization and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, Internet and other telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. We will reimburse our Manager for the organization and offering expenses that our Manager has paid or will pay on our behalf, up to a maximum of $500,000.

Liquidity and Capital Resources

We had net cash of $880 for the period ending December 31, 2017.

In January 2017, we filed an offering statement pursuant to Regulation A of the Securities Act of 1933, which was qualified by the Securities and Exchange Commission on May 5, 2017.  On August 16, 2017 we filed an amendment of our offering statement that was qualified by the Securities and Exchange Commission on December 5, 2017. We are offering 5,000,000 shares of common stock on a “best efforts” basis, at a price of $10.00 per share.

Item 3. Directors & Officers

Executive Officers

As of the date of this filing, our executive officers and their positions and offices are as follows:

Name	Position with our Company	Position with our Sponsor
Jesse Stein	Chief Executive Officer	Chief Investment Officer
Janine Yorio	President	Chief Executive Officer

Jesse Stein has served as the Chief Investment Officer of Compound Asset Management, LLC since February 2018 and the Chief Executive Officer of our company since December 2016. Mr. Stein served as the Chief Executive Officer of our sponsor’s predecessor, Commencement Capital, LLC from April 2016 until February 2018. Mr. Stein is also the Managing Principal of Advanced Fundamentals LLC, a data analytics and real estate indexing firm which he founded in July 2016. Formerly, Mr. Stein was a founding member and the Chief Operating Officer of ETRE Financial, LLC, a real estate financial services and information technology company, from August 2012 until February 2016. During his time with ETRE Financial, Mr. Stein also served as the Chief Operating Officer, Secretary, and a member of the Board of Directors of ETRE REIT, LLC. Mr. Stein previously served as the Executive Vice President of Acquisitions for United Realty Advisors, LP, an affiliate of United Realty Partners, LLC, or United Realty Partners, a privately held real estate investment and advisory firm from September 2011 through June 2013.  Prior to joining United Realty Partners, Mr. Stein was a Managing Director at Multi Capital Group, a boutique real estate and investment banking firm that specializes in equity and debt placement, capital structuring, and principal investment activity.  Mr. Stein was employed by Multi Capital Group from September 2005 until December 2008 and from March 2011 until September 2011.  From January 2009 to March 2011, Mr. Stein was a Principal at The FoxStone Group, a real estate advisory firm that provides services such as capital structuring, financial analysis, market research, due diligence, and investment sourcing.  Mr. Stein spent five years as a proprietary equities trader at JGM Securities (September 2000 to July 2001), Numina Capital (August 2001 to June 2003), and Spectrum Trading LLC (August 2003 to September 2005).  Mr. Stein holds a Bachelor’s Degree in Industrial and Labor Relations from Cornell University and a Master’s Degree in Real Estate Investment from New York University.

Janine Yorio has served as the Chief Executive Officer of Compound Asset Management, LLC and as President of our Company since February 2018. Mrs. Yorio is the Chief Executive Officer of Stayawhile, Inc. a company that she founded in October 2016. Prior to founding Stayawhile, she worked as co-founder of Roam Co-Living from July 2015 to April 2016. From February 2009 to July 2015, she was founder and CEO of NewSeed Advisors, a boutique investment banking firm for the farmland and sustainable agriculture industries which was sold to a publicly-traded company. Prior to that, she worked as Senior Vice President of Acquisitions & Development at Andre Balazs Properties (owner/manager of the Standard Hotels, Chateau Marmont, Sunset Beach and Mercer Hotel), and prior to that she was managing director of NorthStar Capital, where she managed a diversified portfolio of structured real estate investments, including the initial public offerings for three REITs and for Morgans Hotel Group. She began her career in investment banking at Salomon Brothers Inc. Mrs. Yorio graduated from Yale University.

Compensation of Executive Officers

We do not currently intend to hire any employees who will be compensated directly by us. We expect that each of the executive officers of our company will also serve as executive officers of our Manager. Each of these individuals will receive compensation for his services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, manage acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. We will indirectly bear some of or all the costs of the compensation paid to these individuals, through fees we pay to our Manager.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares as of the date of this filing for each person or group that holds more than 5% of our common shares, and for each executive officer of our company and for the executive officers of our company as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

 Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 510 Fifth Avenue, 3rd Floor, New York, NY 10036.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Compound Asset Management, LLC(2)	100	100%
Janine Yorio
Jesse Stein
All executive officers of our company as a group (two persons)	100	100

 ___________________

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Consists of 100 common shares owned by our sponsor. Our sponsor is controlled by Jesse Stein and Janine Yorio.

Item 5. Interest of Management and Others in Certain Transactions

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below and conclude this section with a discussion of certain conflict resolution measures we have adopted.

Our Executive Officers’ Interests in Future Compound Asset Management Entities

 General

The officers of our company are also officers, managers, or key professionals of our Manager, our sponsor and such other Compound Asset Management entities as may exist in the future from time to time. These individuals have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these individuals and other affiliates of our sponsor may organize other real estate-related or debt-related programs and acquire for their own account real estate-related investments that may be suitable for us.

Allocation of Investment Opportunities

Our sponsor may in the future establish and sponsor additional offerings, including offerings that pursue investment strategies similar to ours. If a sale, financing, investment or other business opportunity would be suitable for more than one of its sponsored programs, our sponsor will allocate it according to the policies and procedures adopted by our sponsor.

Our sponsor's policy generally is to allocate investment opportunities to its sponsored programs on an equitable and fair basis, based on a variety of criteria, including, among other things, size of account and consistency with a program’s investment guidelines and strategies. However, conflicts of interest could arise in connection with transactions our Manager effects on behalf of our company, transactions affiliates of our Manager effect for other programs, and transactions that Mr. Stein engages in for his own account. Transactions entered into on behalf of these various parties may differ in substance, timing, and amount, due to, among other things, differences in investment objectives, abilities to take advantage of particular investment opportunities, or other factors affecting the appropriateness or suitability of particular investment activities. Differences could also be due to limitations on the size or availability of particular opportunities.

Our sponsor will allocate investments among the various programs in a manner it believes to be as fair and equitable as possible, considering each program’s objectives, limitations and capital available for investment, but programs may not all invest in the same financial instruments or in the same proportionate amounts. Although in any particular allocation of a transaction or series of transactions, we may be treated more or less favorably than other programs our sponsor will seek to treat our company and its other sponsored programs equitably on an overall basis. However, although the goal of our sponsor is to be fundamentally fair on an overall basis with respect to all programs, there can be no assurance that on an overall investment-by-investment basis a particular program will not be treated more favorably than another. Our sponsor will not knowingly or deliberately favor any sponsored program over another, although various factors may result in our company and such other programs achieving different results.

There also is the possibility that we will invest in opportunities that our Manager has declined to invest in for other programs it has sponsored and that these other programs may invest in opportunities not selected for investment by us.

 Allocation of Time

We rely on our Manager's key real estate professionals, including Mr. Stein, for the day-to-day operation of our business. Mr. Stein is also the Chief Investment Officer of our sponsor. As a result of his interests in such other Compound Asset Management entities as may exist in the future from time to time, his obligations to other investors and the fact that he engages in and he will continue to engage in other business activities on behalf of himself and others, Mr. Stein will face conflicts of interest in allocating his time among us, our Manager and in such other Compound Asset Management entities as may exist in the future from time to time and other business activities in which he is involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Compound Asset Management entities for which they work.

Receipt of Fees and Other Compensation by our Manager and its Affiliates

 Our Manager will receive substantial fees from us, which fees will not be negotiated at arm’s length. These fees could influence our Manager’s advice to us as well as the judgment of affiliates of our Manager, some of whom also serve as our Manager’s officers and as key real estate professionals of our sponsor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of provisions in our operating agreement involving our Manager and its affiliates;

•	public offerings of equity by us, which will likely entitle our Manager to increased acquisition fees and asset management fees;

•	acquisitions of investments at higher purchase prices, which entitle our Manager to higher acquisition fees, regardless of the quality or performance of the investment;

•	whether we seek shareholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key real estate professionals of our sponsor who are performing services for us on behalf of our Manager for consideration that would be negotiated at that time and may result in these real estate professionals receiving more compensation from us than they currently receive from our sponsor; and

•	whether and when we seek to sell the company or its assets or to seek a merger of the company, including with companies affiliated or sponsored or managed by our sponsor or its affiliates, any of which may entitle our Manager to an exit fee, or seek a listing or quotation of our common shares, which would not entitle our Manager to an exit fee.

Duties Owed by Some of Our Affiliates to Our Manager and Our Manager’s Affiliates

Our officers are also officers, managers and key professionals of:

•	Compound Asset Management, LLC, our sponsor; and

•	Compound NY, LLC, our Manager.

As a result, they owe duties to both of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

Certain Conflict Resolution Measures

Our Policies Relating to Conflicts of Interest

In order to reduce the potential for conflicts inherent in transactions with affiliates we have adopted conflict of interest policies, under which we may not engage in the following types of transactions:

•	sell or lease any investments to our Manager, our sponsor, their officers or any of their affiliates; or

•	acquire or lease any investments from our Manager, our sponsor, their officers or any of their affiliates.

In addition, pursuant to these conflict of interest policies, we will neither make any loans to our Manager, our sponsor, their officers or any of their affiliates nor borrow money from our Manager, our sponsor, their officers or any of their affiliates. This prohibition on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our Manager. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by our Manager, our sponsor, their officers or any of their affiliates.

Other Transactions Involving Affiliates.

Before engaging in a transaction involving an affiliate of our company or of our Manager or any of its affiliates, our Manager must conclude that the transaction is fair and reasonable to us (and any affiliates of which it is also a Manager, if applicable) and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Item 6. Other Information

None

Item 7. Financial Statements

F-1

To the Sole Member of:

NY Residential REIT, LLC

510 Fifth Avenue, 3rd Floor

New York, NY 1036

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of NY Residential REIT, LLC and subsidiary, which comprise the consolidated balance sheet as of December 31, 2017 and the related statements of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NY Residential REIT, LLC as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that NY Residential REIT, LLC (the “Company”) will continue as a going concern. As described in Note 4 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

April 18, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

NY RESIDENTIAL REIT, LLC

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2017

(US$)	As of 12/31/2017
Assets:
Cash	$880
Deferred offering costs	139,474
Total Assets	140,354

Liabilities and Member’s Equity (Deficit)
Liabilities:
Accounts payable and accrued expenses	—
Due to related party	157,837
Total Liabilities	157,837

Member’s Equity (Deficit):
Common stock, par value $0.01 per share; 5,000,000 shares authorized, 100 shares issued and outstanding	—
Paid in capital	1,000
Accumulated deficit	(18,483)
Total Member’s Equity (Deficit)	(17,483)

Total Liabilities and Member’s Equity (Deficit)	$140,354

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-4

NY RESIDENTIAL REIT, LLC

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDING DECEMBER 31, 2017

For the 12 month period ending December 31, 2017
Revenues	$—
Operating expenses
Offering expenses	(18,483)
Total expenses	(18,483)
Net Loss	$(18,483)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-5

 NY RESIDENTIAL REIT, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2017

Total Member’s
Equity (Deficit)
Balance at December 31, 2016	$1,000
Capital Contributions	—
Distributions	—
Net Loss	(18,483)
Balance at December 31, 2017	$(17,483)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-6

NY RESIDENTIAL REIT, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2017

For the twelve month period ending December 31, 2017
Cash Flows from Operating Activities
Net Loss	$(18,483)
Net Cash Used In Operating Activities	(18,483)

Cash Flows From Financing Activities
Offering costs	(139,474)
Advances from related parties	157,837
Net Cash Provided By Financing Activities	18,363

Net Change In Cash	(120)

Cash at Beginning of Period	1,000
Cash at End of Period	$880

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

F-7

NY RESIDENTIAL REIT, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2017 AND FOR THE YEAR THEN ENDED

1.	ORGANIZATION

NY Residential REIT, LLC (the “Company”) was formed on December 12, 2016 pursuant to, and in accordance with, the Delaware Limited Liability Company Act (the “Act”). The Company was organized to invest in, acquire and manage a portfolio of residential real estate properties in the borough of Manhattan in New York City. As of December 31, 2017, the Company had not yet commenced operations and has not entered into any contracts to acquire properties. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NY Res REIT, LP (our “Operating Partnership”), formed on April 19, 2017 as a Delaware limited partnership, is a wholly owned subsidiary of our Company through which we will conduct substantially all our business. In our capacity as general partner, we manage the operating partnership and are liable for certain unpaid debts and liabilities of the operating partnership.

2.	MEMBER’S EQUITY

As of December 31, 2017, the Company had authorized 5,000,000 common shares of $0.01 par value. As of December 31, 2017 there were 100 common shares that were issued and outstanding.

The Company has approved the 2017 Stock Incentive Plan. The aggregate number of common shares that may be issued or used for reference purposes or with respect to which awards may be granted under our Stock Incentive Plan will not exceed 5% of our outstanding common shares on a fully diluted basis at any time (subject to adjustment for stock splits, combinations, reclassifications, reorganizations and certain other specified events pursuant to the Stock Incentive Plan).

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability

3.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Reporting, Use of Estimates, and Basis for Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates. These consolidated financial statements include all accounts of NY Residential REIT, LLC and its wholly owned subsidiary, NY Res REIT, LP. All significant intercompany transactions have been eliminated in consolidation.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

F-8

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Organizational Costs

In accordance with FASB Accounting Standards Codification (“ASC”) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Costs

Offering costs to be incurred in connection with the Offering will be reflected as a reduction of member’s equity. Costs incurred that are not directly associated with the completion of the Offering will be expensed as incurred.

The Company will reimburse its Manager for any costs associated with the offering from the proceeds from the Offering, to be capped at $500,000. As of December 31, 2017, offering expenses of $157,837 have been incurred by our Manager, including certain expenses that have been incurred but not paid by our Manager.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

4.       GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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5.       SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 18, 2018 and has not identified any events that require additional disclosure.

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NY RESIDENTIAL REIT, LLC

BALANCE SHEET

AS OF DECEMBER 31, 2016

(US$)	As of December 31, 2016
Assets:
Cash	$1,000
Total Assets	1,000

Member’s Equity:
Common stock, par value $0.01 per share; 100 shares authorized, issued, and outstanding	1,000
Total Equity	$1,000

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NY RESIDENTIAL REIT, LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 12, 2016 (INCEPTION) TO DECEMBER 31, 2016

Revenues	$—
Operating Expenses	—
Net Loss	$—

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NY RESIDENTIAL REIT, LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY (DEFICIT)

FOR THE PERIOD FROM DECEMBER 12, 2016 (INCEPTION) TO DECEMBER 31, 2016

Total Member’s Equity (Deficit)
Balance at December 12, 2016 (inception)	$—
Capital Contributions	1,000
Distributions	—
Net Loss	—
Balance at December 31, 2016	$1,000

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NY RESIDENTIAL REIT, LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 12, 2016 (INCEPTION) TO DECEMBER 31, 2016

Cash Flows From Operating Activities
Net Loss	$—
Net Cash Used In Operating Activities	—

Cash Flows From Financing Activities
Capital contributions from related party	1,000
Net Cash Provided By Financing Activities	1,000

Net Change In Cash	1,000

Cash at Beginning of Period	—
Cash at End of Period	$1,000

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Item 8. Exhibits

Exhibit No.	Description
2.1(1)	Certificate of Formation
2.2(2)	Amended and Restated Operating Agreement
4.1(3)	Form of Subscription Agreement
6.1(2)	2017 Stock Incentive Plan
6.2(2)	Limited Partnership Agreement of NY Res REIT LP
8.1(3)	Form of Amended and Restated Escrow Services Agreement

(1) Included as an Exhibit of the Company's Offering Statement on Form 1-A/A filed with the SEC on April 25, 2017.

(2) Included as an Exhibit of the Company's Offering Statement on Form 1-A/A filed with the SEC on May 1, 2017.

(3) Included as an Exhibit of the Company's Offering Statement on Form 1-A POS filed with the SEC on November 21, 2017.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 27, 2018.

NY Residential REIT, LLC

By:	/s/ Jesse Stein
Name: Jesse Stein Title: Chief Executive Officer

 This report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jesse Stein	Chief Executive Officer	April 27, 2018

Jesse Stein	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)